CODE OF ETHICS PURSUANT TO SARBANES-OXLEY ACT SECTION 406
ARISTOTLE FUNDS SERIES TRUST

I.	Purposes of the Code/Covered Officers

This document constitutes the Code of Ethics (the “Code”) adopted by Aristotle Funds Series Trust (the “Trust”), a Delaware Statutory Trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and advised by Aristotle Investment Services, LLC (the “Adviser”), pursuant to Section 406 of the Sarbanes-Oxley Act (the “SOX Act”). The Code applies to the Trust’s president and treasurer/chief financial officer (each a “Covered Officer”). The Trust’s Chief Compliance Officer (“CCO”) is responsible for applying this Code and has the authority to interpret the Code of Ethics for Covered Officers.

The purposes of the Code are to deter wrongdoing and to promote, on the part of the Covered Officers:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure in reports and documents that any series of the Trust (each a “Fund”) files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by a Fund;

●	Compliance with applicable governmental laws, rules, and regulations;

●	The prompt internal reporting of violations of the Code to any of the persons identified below; and

●	Accountability for adherence to the Code.[1]

II.	Covered Officers Should Handle Ethically Actual or Apparent Conflicts of Interest

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual conflicts of interest or the appearance thereof.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with a Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Trust and already are subject to conflict of interest provisions in the 1940 Act or the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Separate compliance programs and procedures of the Trust and the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts that fall outside of this Code.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act or the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that this list is not exhaustive.

[1]	These requirements for the Code are set forth in Rel. No. 33-8177 (Jan. 23, 2003) and made applicable to investment companies in Rel. No. IC-25914 (Jan. 27, 2003) (making changes to Forms N-CSR and N-SAR).

SOX Code of Ethics

Column A - AFST

The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust and each Fund.

Each Covered Officer must not:

●	Use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

●	Cause a Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

●	Engage in any outside business activity, including serving as a director or trustee, that prevents the Covered Officer from devoting appropriate time and attention to the Covered Officer’s responsibilities with the Trust;

●	Have a consulting or employment relationship with any of the Trust’s service providers that are not affiliated with the Adviser; and

●	Retaliate against any employee or Covered Officer for reports of actual or potential misconduct, which are made in good faith.

With respect to other fact patterns, if a Covered Officer is in doubt, other potential conflict of interest situations should be described immediately to the CCO for resolution. Any questions a Covered Officer has regarding the application or interpretation of the Code should be directed immediately to the Trust’s CCO.

III.	Disclosure and Compliance

●	Each Covered Officer should familiarize him/herself with the disclosure requirements generally applicable to the Trust.

●	No Covered Officer should knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Adviser’s organization, including to the Board of Trustees of the Trust (the “Board”), auditors, governmental regulators or self- regulatory organizations.

●	Each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Trust, the Adviser and its affiliates and third-party service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

●	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

●	Upon becoming a Covered Officer, affirm in writing to the Trust that he/she has received, read and understands the Code;

●	Annually thereafter affirm in writing that he/she has complied with the requirements of the Code;

SOX Code of Ethics

Column A - AFST

●	Provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the Trust, as well as with respect to any supplemental request for information; and

●	Notify the CCO promptly if he/she is convinced that there has been a material violation of this Code (with respect to violations by the CCO, the Covered Officer shall notify an independent member of the Board (i.e., a member who is not an interested person of the Trust). Failure to make such a notification is itself a violation of this Code.

The Trust will follow these procedures in investigating and enforcing this Code:

●	While the CCO is responsible for applying and interpreting this Code, any approvals or waivers sought by the CCO will be considered by the Board of the Trust;

●	The CCO will take all appropriate action to investigate any potential material violations reported to him/her, which actions may include the use of internal or external counsel, accountants or other personnel;

●	If, after such investigation, the CCO believes that no material violation has occurred, the CCO is not required to take any further action;

●	For any matter that the CCO believes is a material violation, the CCO will inform and make a recommendation to the Board, which will consider appropriate action, which, without implied limitation, may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of a service provider or its board; a recommendation of appropriate disciplinary or preventive action, which may include a written warning, a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities or other legal remedies; and

●	the Board may grant waivers under this Code, as it deems appropriate.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Trust. The Code is intended solely for the internal use by the Trust and does not constitute a promise, contract or an admission by or on behalf of the Trust as to any fact, circumstance, or legal conclusion. The Board retains the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

V.	Public Disclosure of Changes and Waivers

Any amendments to or waivers under this Code relating to a Covered Officer will be disclosed on the Trust/Fund’s website or in the appropriate Form N-CSR.2

VI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the SOX Act and the rules and forms applicable to registered investment companies thereunder. Other policies or procedures that cover the behavior or activities of Covered Officers are separate requirements, applicable to Covered Officers and others, and are not part of this Code.

VII.	Amendments

Any material amendments or changes to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not interested persons of the Trust.

[2]	See Items 2(c), 2(d), and 2(e), and Instruction 3 to Item 2, of Form N-CSR (permitting website disclosure).

SOX Code of Ethics

Column A - AFST

VIII.	Records and Confidentiality

Records of any violation of the Code and of the actions taken as a result of such violations will be maintained by the Adviser. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and other persons as permitted by the Board.

Approved: 01/17/23

SOX Code of Ethics